Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Second Quarter 2021 Results
Reports quarterly GAAP and adjusted earnings from continuing operations of $0.12 and $0.15 per diluted share, respectively
Generates year-to-date operating and total free cash flow of $335 million and $359 million, respectively
Returned $375 million of capital to stockholders year-to-date through dividends and share repurchases

DALLAS, Texas – July 22, 2021 – Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the second quarter ended June 30, 2021.
Financial and Operational Highlights
•Quarterly total company revenues of $372 million
•Quarterly income from continuing operations per common diluted share ("EPS") of $0.12 and quarterly adjusted EPS of $0.15
•Lease fleet utilization of 94.3% and Future Lease Rate Differential ("FLRD") of negative 2.5% at quarter end
•New railcar orders of 4,570 and railcar deliveries of 1,765
•Year-to-date cash flow from operations and total free cash flow after dividends and investments ("Free Cash Flow") were $335 million and $359 million, respectively
◦Year-to-date investment of $163 million in leasing capital expenditures, net of lease portfolio sales
•Net additions of 4,550 railcars to the wholly-owned and partially-owned lease fleet compared to prior year period
•Repurchases of approximately 10.5 million shares at a cost of $291 million
•Committed liquidity of $918 million as of June 30, 2021
Management Commentary
"We are very pleased to build on the momentum growing in our business as railcar demand and the overall U.S. economy continue to recover," remarked Jean Savage, Trinity's Chief Executive Officer and President. "Best of all, our second quarter results were enhanced by the great strides the Company continues to make towards our return-focused initiatives, and we are proud to say we are on track to achieve the ambitious goals we detailed at our Investor Day last Fall."
Ms. Savage continued, "Our businesses performed well against our expectations across both our leasing and manufacturing businesses. Trinity’s lease revenue improved modestly and secondary market liquidity remains strong as demand continues to rise. There are clear signs of a strengthening recovery as the renewal success rate for the quarter improved to 81%, a level not seen in recent history. Utilization was slightly lower compared to a year ago as energy markets have lagged in the recovery. Most encouraging, though, was the continued improvement in the Future Lease Rate Differential compared to a year ago. Similarly, Trinity benefited in the second quarter from higher margins on railcars sold in the secondary market from our lease fleet as we continue to optimize for best potential returns."
"Trinity's Rail Products Group also had improved results as orders increased significantly compared to a year ago. Even better, our ongoing cost initiatives continue to lower our breakeven point for new car production and reduced the impact of higher steel costs over the quarter. We are ever diligent concerning inflation in our input costs but are increasingly optimistic about the trends in profitability for the Rail Products Group exiting 2021 and into 2022."
"Additionally, Trinity has made excellent progress against our goal to lower funding costs and optimize our balance sheet. In the quarter, Trinity repurchased $291 million of our common stock, and since the onset of the pandemic, we have successfully issued and refinanced approximately $2.3 billion of debt, which includes our partially-owned leasing subsidiary activities. As a result, we have lowered our borrowing costs by approximately 100 basis points. As we noted at our Investor Day, we believe there are many more opportunities to optimize our assets and liabilities. At quarter-end, Trinity still has an unencumbered railcar inventory totaling $1.1 billion. With improved liquidity in the secondary market for railcars, we have an increased ability to manage our fleet through buying and selling railcars."
Ms. Savage concluded, "In summary, we are encouraged by the continued recovery in the U.S. rail markets and the economy broadly. More importantly, we are very proud of the progress and execution being driven by the hard work of our collective teams at Trinity. We look forward to our continued progress and the long-term shareholder value generation that we believe will follow.”

Consolidated Financial Summary

	Three Months Ended June 30,
	2021	2020	Year over Year – Comparison
	(in millions, except percentages and per share amounts)
Revenues (1)	$371.5	$509.2	Lower deliveries in the Rail Products Group, and the change in presentation of railcar sales, which totaled $10 million in Q2 2020
Selling, engineering, and administrative expenses	$57.7	$56.8	Higher litigation-related expenses
Operating profit (loss)	$67.4	$(307.3)	Q2 2020 includes $369.4 million non-cash impairment of long-lived assets charge
Adjusted Operating profit (2)	$66.7	$62.4
Higher margins on lease portfolio sales in the Leasing Group, partially offset by lower volumes in the Rail Products Group and lower lease rates and higher fleet management operating costs in the Leasing Group

Interest expense, net	$51.0	$53.0	Lower overall borrowing costs associated with the Company's debt facilities, partially offset by higher overall average debt
Net income (loss) from continuing operations attributable to Trinity Industries, Inc.	$12.7	$(206.9)	Q2 2020 includes $369.4 million non-cash impairment of long-lived assets charge
Adjusted Net income (loss) from continuing operations attributable to Trinity Industries, Inc. (2)	$16.2	$2.7	Primarily the changes in adjusted operating profit as described above and the lower adjusted provision for income taxes
EBITDA (2)	$124.1	$(238.9)	Q2 2020 includes $369.4 million non-cash impairment of long-lived assets charge
Adjusted EBITDA (2)	$136.1	$130.8
Effective tax expense (benefit) rate	(23.1)%	(20.0)%
2021 tax benefit was impacted by excess tax benefits associated with equity based compensation; 2020 tax benefit primarily related to changes in recent tax legislation, reduced by the portion of the impairment charge attributable to the noncontrolling interest, for which Trinity does not provide income taxes

Diluted EPS – GAAP	$0.12	$(1.76)	Q2 2020 includes the impact of $1.86 in impairment of long-lived assets
Diluted EPS – Adjusted (2)	$0.15	$0.02

	Six Months Ended June 30,
	2021	2020	Year over Year – Comparison
	(in millions)
Net cash provided by operating activities – continuing operations	$335.1	$327.8
Free Cash Flow (2)	$358.9	$46.7	Timing difference of debt proceeds issued for financing lease fleet equity investment
Capital expenditures – leasing (3)	$251.7	$259.5
Returns of capital to stockholders	$375.0	$81.8	Increase in share repurchase activity in 2021, which included a privately negotiated repurchase agreement totaling $222.5 million
(1) Beginning in the fourth quarter of 2020, we made a prospective change to the presentation of railcar sales and now present all sales of railcars from the lease fleet as a net gain or loss from the disposal of a long-term asset regardless of the age of railcar that is sold. Historically, we presented sales of railcars from the lease fleet on a gross basis in leasing revenues and cost of revenues if the railcars had been owned for one year or less at the time of sale. Sales of railcars from the lease fleet owned for more than one year had historically been presented as a net gain or loss from the disposal of a long-term asset.
(2) Non-GAAP financial measure. See the Reconciliations of Non-GAAP Measures section within this Press Release for a reconciliation to the most directly comparable GAAP measure and why management believes this measure is useful to management and investors.
(3) For the six months ended June 30, 2020, Capital expenditures – leasing is net of sold lease fleet railcars owned one year or less.

Business Group Summary

	Three Months Ended June 30,
	2021	2020	Year over Year – Comparison
	(in millions, except percentages and number of units)
Railcar Leasing and Management Services Group
Leasing and management revenues	$185.1	$182.7
Leasing and management operating profit	$70.0	$78.5	Lower lease rates, higher fleet management operating costs, and slightly lower fleet utilization, partially offset by growth in the lease fleet
Operating profit on lease portfolio sales	$11.1	$4.4	Higher margins on railcars sold from the lease portfolio
Fleet utilization	94.3%	94.7%	Primarily driven by decrease in energy-related markets
Future Lease Rate Differential ("FLRD") (1)	(2.5)%	(19.9)%	Recovery of current market lease rates compared to the prior year period
Owned lease fleet (in units) (2)	108,635	104,085
Investor-owned lease fleet (in units)	26,490	26,710

Rail Products Group
Revenues	$261.8	$405.6	Lower deliveries and a shift in the mix of railcar products and services sold
Operating profit margin	1.2%	1.9%	Lower deliveries and shifts in mix, partially offset by operational efficiencies
Deliveries (in units)	1,765	2,985
Orders (in units)	4,570	840
Order value	$372.6	$105.9	Higher number of units, differences in product mix, and competitive pricing
Backlog value	$1,177.7	$1,337.3

All Other
Revenues	$78.2	$69.3	Increased demand and higher input costs for highway products
Operating profit	$12.8	$7.3

	June 30, 2021	December 31, 2020
Loan-to-value ratio
Wholly-owned subsidiaries, including corporate revolving credit facility	62.5%	58.5%	Increased leverage associated with leased assets, partially offset by amortization of debt on encumbered assets
(1) FLRD calculates the weighted average of the most current quarterly lease rates transacted compared to the weighted average lease rates for railcars expiring over the next twelve months.
(2) Includes wholly-owned railcars, partially-owned railcars, and railcars under sale-leaseback arrangements.

Additional Business Items
Liquidity and Capital Resource Updates
•June 2021 Refinancing of Partially-Owned Leasing Subsidiaries' Debt
◦Triumph Rail LLC ("Triumph Rail"), formerly known as TRIP Master Funding LLC, a partially-owned subsidiary of the Company, issued $560.4 million of Series 2021-2 Green Secured Railcar Equipment Notes (the "Triumph Rail Notes"). The Triumph Rail Notes bear interest at an all-in interest rate of 2.20% and have a stated final maturity date of 2051. Net proceeds received from the issuance of the Triumph Rail Notes, as well as proceeds from the sale of railcars and related operating leases to TRIP Railcar Co. LLC described below, were used to redeem Triumph Rail's existing Secured Railcar Equipment Notes, of which $869.1 million was outstanding at the redemption date. The all-in rate for these notes was 5.16% per annum.
◦TRIP Railcar Co. LLC, a partially-owned subsidiary of the Company, drew down $329.6 million under a term loan agreement ("TRIP Railcar Co. term loan"). The TRIP Railcar Co. term loan bears interest at LIBOR plus 1.85% and has a stated maturity date of June 2025. Net proceeds received from the TRIP Railcar Co. term loan were used to purchase railcars and related operating leases from Triumph Rail.
◦TRP 2021 LLC, formerly known as Trinity Rail Leasing 2012 LLC, a partially-owned subsidiary of the Company, issued $355.0 million of Series 2021-1 Green Secured Railcar Equipment Notes (the "TRP-2021 Notes"). The TRP-2021 Notes bear interest at an all-in interest rate of 2.13% and have a stated final maturity date of 2051. Net proceeds received from the TRP-2021 Notes were used to redeem TRP-2021's existing Secured Railcar Equipment Notes, of which $348.0 million was outstanding at the redemption date. The all-in rate for these notes was 3.59% per annum.
•In June 2021, Trinity Rail Leasing 2021 LLC, a wholly-owned subsidiary of the Company, issued $325.0 million of Series 2021-1 Green Secured Railcar Equipment Notes (the "TRL-2021 Notes"). The TRL-2021 Notes bear interest at an all-in interest rate of 2.31% and have a final maturity date of 2051. Net proceeds received from the TRL-2021 Notes were used to repay borrowings under TILC's secured warehouse credit facility and for general corporate purposes.
•During the quarter, Trinity repurchased approximately $68 million of shares under the Company's authorized share repurchase program, of which $77 million remains authorized through December 31, 2021.
•On April 29 2021, we entered into a stock repurchase agreement with ValueAct Capital Master Fund, L.P. (“ValueAct”) to repurchase 8.1 million shares of our common stock for $27.47 per share, for an aggregate purchase price of $222.5 million, in a privately negotiated transaction. The price per share represents a discount of 3.5% from the closing price for a share of common stock on the New York Stock Exchange on April 29, 2021. Under the repurchase agreement, ValueAct will not make any additional sales of common stock without our consent through September 1, 2021.
•During the quarter, Trinity received a $207 million income tax refund associated with the tax loss carryback for the 2019 tax year as permitted under recent tax legislation. The Company's income tax receivable at the end of the second quarter was $233 million.

Conference Call
Trinity will hold a conference call at 8:30 a.m. Eastern on July 22, 2021 to discuss its second quarter results. To listen to the call, please visit the Investor Relations section of the Company's website at www.trin.net and access the Events & Presentations webpage, or the live call can be accessed at 1-888-317-6003 with the conference passcode "6833145". Please call at least 10 minutes in advance to ensure a timely connection. An audio replay may be accessed through the Company’s website or by dialing 1-877-344-7529 with passcode "10152026" until 11:59 p.m. Eastern on July 29, 2021.
Additionally, the Company will provide Supplemental Materials to accompany the earnings conference call. The materials will be accessible both within the webcast and on Trinity's Investor Relations website under the Events and Presentations portion of the site along with the Second Quarter Earnings Call event weblink.
Non-GAAP Financial Measures
We have included financial measures compiled in accordance with generally accepted accounting principles ("GAAP") and certain non-GAAP measures in this earnings press release to provide management and investors with additional information regarding our financial results. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies. For each non-GAAP financial measure, a reconciliation to the most comparable GAAP measure has been included in the accompanying tables. When forward-looking non-GAAP measures are provided, quantitative reconciliations to the most directly comparable GAAP measures are not provided because management cannot, without unreasonable effort, predict the timing and amounts of certain items included in the computations of each of these measures. These factors include, but are not limited to: the product mix of expected railcar deliveries; the timing and amount of significant transactions and investments, such as lease portfolio sales, capital expenditures, and returns of capital to shareholders; and the amount and timing of certain other items outside the normal course of our core business operations, such as restructuring activities and the potential financial and operational impacts of the COVID-19 pandemic.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and All Other. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, future financial and operating performance, future opportunities and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future, including the potential financial and operational impacts of the COVID-19 pandemic. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “projected,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in Trinity’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by Trinity’s Quarterly Reports on Form 10-Q, and Trinity’s Current Reports on Form 8-K.

Investor Contact:
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Trinity Industries, Inc.
(Investors) 214/631-4420

Media Contact:
Jack L. Todd
Vice President, Public Affairs
Trinity Industries, Inc.
(Media Line) 214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$371.5	$509.2	$770.3	$1,124.4
Operating costs:
Cost of revenues	259.2	396.6	555.2	878.6
Selling, engineering, and administrative expenses	57.7	56.8	112.1	121.1
Gains on dispositions of property:
Lease portfolio sales	11.1	5.7	12.8	14.4
Other	1.0	0.9	10.8	1.8
Impairment of long-lived assets	—	369.4	—	369.4
Restructuring activities, net	(0.7)	0.3	(1.0)	5.8
	304.1	816.5	642.7	1,358.7
Operating profit (loss)	67.4	(307.3)	127.6	(234.3)
Interest expense, net	51.0	53.0	102.3	106.9
Loss on extinguishment of debt	11.7	—	11.7	5.0
Other, net	0.8	(0.7)	2.0	(1.5)
Income (loss) from continuing operations before income taxes	3.9	(359.6)	11.6	(344.7)
Provision (benefit) for income taxes:
Current	0.5	(79.7)	5.3	(452.5)
Deferred	(1.4)	7.9	(0.2)	233.1
	(0.9)	(71.8)	5.1	(219.4)
Income (loss) from continuing operations	4.8	(287.8)	6.5	(125.3)
Loss from discontinued operations, net of income taxes	—	—	(0.4)	(0.2)
Net income (loss)	4.8	(287.8)	6.1	(125.5)
Net loss attributable to noncontrolling interest	(7.9)	(80.9)	(9.9)	(80.3)
Net income (loss) attributable to Trinity Industries, Inc.	$12.7	$(206.9)	$16.0	$(45.2)

Basic earnings per common share:
Income (loss) from continuing operations	$0.12	$(1.76)	$0.15	$(0.38)
Income (loss) from discontinued operations	—	—	—	—
Basic net income (loss) attributable to Trinity Industries, Inc.	$0.12	$(1.76)	$0.15	$(0.38)
Diluted earnings per common share:
Income (loss) from continuing operations	$0.12	$(1.76)	$0.15	$(0.38)
Income (loss) from discontinued operations	—	—	—	—
Diluted net income (loss) attributable to Trinity Industries, Inc.	$0.12	$(1.76)	$0.15	$(0.38)
Weighted average number of shares outstanding:
Basic	102.8	117.3	106.4	117.6
Diluted	105.1	117.3	108.9	117.6
Trinity has certain unvested restricted stock awards that participate in dividends on a nonforfeitable basis and are therefore considered to be participating securities. Consequently, diluted net income (loss) attributable to Trinity Industries, Inc. per common share is calculated under both the two-class method and the treasury stock method, and the more dilutive of the two calculations is presented. There were no restricted shares and stock options included in the computation of diluted EPS for the three and six months ended June 30, 2020 as we incurred a loss for these periods, and any effect on loss per common share would have been antidilutive.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2021	2020	2021	2020
Railcar Leasing and Management Services Group	$185.1	$192.8	$368.6	$429.1
Rail Products Group	261.8	405.6	522.8	915.0
All Other	78.2	69.3	146.3	132.7
Segment Totals before Eliminations	525.1	667.7	1,037.7	1,476.8
Eliminations – Lease Subsidiary	(151.0)	(156.0)	(262.3)	(346.4)
Eliminations – Other	(2.6)	(2.5)	(5.1)	(6.0)
Consolidated Total	$371.5	$509.2	$770.3	$1,124.4

	Three Months Ended June 30,		Six Months Ended June 30,
Operating profit (loss):	2021	2020	2021	2020
Railcar Leasing and Management Services Group	$81.1	$82.9	$159.4	$175.8
Rail Products Group	3.2	7.9	(5.6)	33.0
All Other	12.8	7.3	28.1	16.6
Segment Totals before Eliminations, Corporate Expenses, Impairment of long-lived assets, and Restructuring activities	97.1	98.1	181.9	225.4
Corporate	(27.1)	(24.2)	(49.8)	(52.3)
Impairment of long-lived assets	—	(369.4)	—	(369.4)
Restructuring activities, net	0.7	(0.3)	1.0	(5.8)
Eliminations – Lease Subsidiary	(3.0)	(11.0)	(4.8)	(30.9)
Eliminations – Other	(0.3)	(0.5)	(0.7)	(1.3)
Consolidated Total	$67.4	$(307.3)	$127.6	$(234.3)

Trinity Industries, Inc.
Selected Financial Information – Leasing Group
($ in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Leasing and management	$185.1	$182.7	$368.6	$374.7
Sales of railcars owned one year or less at the time of sale (1)	—	10.1	—	54.4
Total revenues	$185.1	$192.8	$368.6	$429.1
Operating profit (2):
Leasing and management	$70.0	$78.5	$146.6	$161.0
Lease portfolio sales (1)	11.1	4.4	12.8	14.8
Total operating profit	$81.1	$82.9	$159.4	$175.8
Total operating profit margin	43.8%	43.0%	43.2%	41.0%

Leasing and management operating profit margin	37.8%	43.0%	39.8%	43.0%

Selected expense information:
Depreciation (3)	$57.2	$54.0	$111.8	$107.6
Maintenance and compliance	$25.3	$23.0	$50.9	$48.9
Rent	$1.7	$3.0	$3.4	$6.0
Selling, engineering, and administrative expenses	$13.2	$13.0	$24.5	$27.3
Interest (4)	$57.0	$47.1	$102.7	$102.2

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in millions)
Lease portfolio sales	$71.5	$73.8	$88.8	$186.6
Operating profit on lease portfolio sales	$11.1	$4.4	$12.8	$14.8
Operating profit margin on lease portfolio sales	15.5%	6.0%	14.4%	7.9%

(1) Beginning in the fourth quarter of 2020, we made a prospective change to the presentation of railcar sales and now present all sales of railcars from the lease fleet as a net gain or loss from the disposal of a long-term asset regardless of the age of railcar that is sold. Historically, we presented sales of railcars from the lease fleet on a gross basis in leasing revenues and cost of revenues if the railcars had been owned for one year or less at the time of sale. Sales of railcars from the lease fleet owned for more than one year had historically been presented as a net gain or loss from the disposal of a long-term asset.
(2) Operating profit includes: depreciation; maintenance and compliance; rent; and selling, engineering, and administrative expenses. Amortization of deferred profit on railcars sold from the Rail Products Group to the Leasing Group is included in the operating profit of the Leasing Group, resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.
(3) Depreciation expense related to our small cube covered hopper railcars decreased by approximately $3.5 million and $7.0 million for the three and six months ended June 30, 2021, respectively, relative to the three and six months ended June 30, 2020 as a result of the impairment charge recorded in the second quarter of 2020 related to these railcars.
(4) Interest expense for the three and six months ended June 30, 2021 includes $11.7 million of loss on extinguishment of debt associated with the refinancing of our partially-owned subsidiaries' debt. Interest expense for the six months ended June 30, 2020 includes $5.0 million of loss on extinguishment of debt associated with the early redemption of debt.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$91.0	$132.0
Receivables, net of allowance	218.3	199.0
Income tax receivable	233.1	445.8
Inventories	365.6	321.2
Restricted cash	164.7	96.4
Property, plant, and equipment, net	7,048.7	7,003.4
Goodwill	215.7	208.8
Other assets	279.9	295.2
Total assets	$8,617.0	$8,701.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$188.1	$156.4
Accrued liabilities	275.9	314.7
Debt	5,288.2	5,017.0
Deferred income taxes	1,049.3	1,047.5
Other liabilities	157.6	150.2
Stockholders' equity:
Trinity Industries, Inc.	1,389.9	1,738.8
Noncontrolling interest	268.0	277.2
	1,657.9	2,016.0
Total liabilities and stockholders' equity	$8,617.0	$8,701.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2021	December 31, 2020
Property, Plant, and Equipment
Manufacturing/Corporate:
Property, plant, and equipment	$970.2	$979.4
Accumulated depreciation	(576.5)	(577.9)
	393.7	401.5
Leasing:
Wholly-owned subsidiaries:
Machinery and other	19.4	19.5
Equipment on lease	7,154.8	7,010.6
Accumulated depreciation	(1,320.5)	(1,234.2)
	5,853.7	5,795.9
Partially-owned subsidiaries:
Equipment on lease	2,255.6	2,248.2
Accumulated depreciation	(650.0)	(621.9)
	1,605.6	1,626.3

Deferred profit on railcars sold to the Leasing Group	(1,062.9)	(1,064.7)
Accumulated amortization	258.6	244.4
	(804.3)	(820.3)
	$7,048.7	$7,003.4

	June 30, 2021	December 31, 2020
Debt
Corporate – Recourse:
Revolving credit facility	$50.0	$50.0
Senior notes, net of unamortized discount of $0.2 and $0.2	399.8	399.8
	449.8	449.8
Less: unamortized debt issuance costs	(1.4)	(1.6)
Total recourse debt	448.4	448.2

Leasing – Non-recourse:
Wholly-owned subsidiaries:
Secured railcar equipment notes, net of unamortized discount of $0.5 and $0.6	2,318.1	2,042.4
2017 promissory notes, net of unamortized discount of $9.0 and $10.1	781.4	802.7
TILC warehouse facility	534.2	519.4
	3,633.7	3,364.5
Less: unamortized debt issuance costs	(26.4)	(24.0)
	3,607.3	3,340.5
Partially-owned subsidiaries:
Secured railcar equipment notes, net of unamortized discount of $0.3 and $—	915.1	1,237.5
TRIP Railcar Co. term loan	329.6	—
Less: unamortized debt issuance costs	(12.2)	(9.2)
	1,232.5	1,228.3
Total non–recourse debt	4,839.8	4,568.8
Total debt	$5,288.2	$5,017.0

Trinity Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Operating activities:
Net cash provided by operating activities – continuing operations	$335.1	$327.8
Net cash used in operating activities – discontinued operations	(0.4)	(0.2)
Net cash provided by operating activities	334.7	327.6

Investing activities:
Proceeds from lease portfolio sales	88.8	132.2
Proceeds from dispositions of property and other assets	24.0	14.2
Capital expenditures – leasing (net of sold lease fleet railcars owned one year or less with a net cost of $54.0 for the six months ended June 30, 2020)	(251.7)	(259.5)
Capital expenditures – manufacturing and other	(17.4)	(41.5)
Acquisitions, net of cash acquired	(16.6)	—
Other	(0.1)	—
Net cash used in investing activities	(173.0)	(154.6)

Financing activities:
Net (repayments of) proceeds from debt	251.5	(65.9)
Shares repurchased	(329.4)	(35.4)
Dividends paid to common shareholders	(47.4)	(46.4)
Other	(9.1)	(9.0)
Net cash used in financing activities	(134.4)	(156.7)
Net increase in cash, cash equivalents, and restricted cash	27.3	16.3
Cash, cash equivalents, and restricted cash at beginning of period	228.4	277.6
Cash, cash equivalents, and restricted cash at end of period	$255.7	$293.9

Trinity Industries, Inc.
Reconciliations of Non-GAAP Measures
(in millions, except per share amounts)
(unaudited)
Adjusted Operating Results
We have supplemented the presentation of our reported GAAP operating profit (loss), income (loss) from continuing operations before income taxes, provision (benefit) for income taxes, income (loss) from continuing operations, net income (loss) from continuing operations attributable to Trinity Industries, Inc., and diluted income (loss) from continuing operations per common share attributable to Trinity Industries, Inc. with non-GAAP measures that adjust the GAAP measures to exclude the impact of pension plan settlement, impairment of long-lived assets, restructuring activities, loss on extinguishment of debt, the income tax effects of the CARES Act, and certain other transactions or events (as applicable). These non-GAAP measures are derived from amounts included in our GAAP financial statements and are reconciled to the most directly comparable GAAP financial measures in the tables below. Management believes that these measures are useful to both management and investors for analyzing the performance of our business without the impact of certain items that are not indicative of our normal business operations. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Three Months Ended June 30, 2021
	GAAP	Pension plan settlement (1)	Restructuring activities (1)	Loss on extinguishment of debt – Controlling Interest (1)(2)	Loss on extinguishment of debt – Noncontrolling Interest (3)	Income tax effect of CARES Act	Adjusted
Operating profit (loss)	$67.4	$—	$(0.7)	$—	$—	$—	$66.7

Income (loss) from continuing operations before income taxes	$3.9	$1.0	$(0.7)	$4.6	$7.1	$—	$15.9

Provision (benefit) for income taxes	$(0.9)	$0.2	$(0.2)	$1.0	$—	$0.4	$0.5

Income (loss) from continuing operations	$4.8	$0.8	$(0.5)	$3.6	$7.1	$(0.4)	$15.4

Net income (loss) from continuing operations attributable to Trinity Industries, Inc.	$12.7	$0.8	$(0.5)	$3.6	$—	$(0.4)	$16.2

Diluted weighted average shares outstanding	105.1						105.1

Diluted income (loss) from continuing operations per common share attributable to Trinity Industries, Inc.	$0.12						$0.15

	Three Months Ended June 30, 2020
	GAAP	Impairment of long-lived assets – Controlling Interest (1)(4)	Impairment of long-lived assets – Noncontrolling Interest (3)	Restructuring activities (1)	Income tax effect of CARES Act	Adjusted
Operating profit (loss)	$(307.3)	$288.1	$81.3	$0.3	$—	$62.4

Income (loss) from continuing operations before income taxes	$(359.6)	$288.1	$81.3	$0.3	$—	$10.1

Provision (benefit) for income taxes	$(71.8)	$67.4	$—	$0.1	$11.3	$7.0

Income (loss) from continuing operations	$(287.8)	$220.7	$81.3	$0.2	$(11.3)	$3.1

Net income (loss) from continuing operations attributable to Trinity Industries, Inc.	$(206.9)	$220.7	$—	$0.2	$(11.3)	$2.7

Diluted weighted average shares outstanding (5)	117.3					118.7

Diluted income (loss) from continuing operations per common share attributable to Trinity Industries, Inc.	$(1.76)					$0.02

	Six Months Ended June 30, 2021
	GAAP	Pension plan settlement (1)	Restructuring activities (1)	Loss on extinguishment of debt – Controlling Interest (1)(2)	Loss on extinguishment of debt – Noncontrolling Interest (3)	Income tax effect of CARES Act	Adjusted
Operating profit (loss)	$127.6	$—	$(1.0)	$—	$—	$—	$126.6

Income (loss) from continuing operations before income taxes	$11.6	$2.2	$(1.0)	$4.6	$7.1	$—	$24.5

Provision (benefit) for income taxes	$5.1	$0.5	$(0.3)	$1.0	$—	$(3.4)	$2.9

Income (loss) from continuing operations	$6.5	$1.7	$(0.7)	$3.6	$7.1	$3.4	$21.6

Net income (loss) from continuing operations attributable to Trinity Industries, Inc.	$16.4	$1.7	$(0.7)	$3.6	$—	$3.4	$24.4

Diluted weighted average shares outstanding	108.9						108.9

Diluted income (loss) from continuing operations per common share attributable to Trinity Industries, Inc.	$0.15						$0.22

	Six Months Ended June 30, 2020
	GAAP	Impairment of long-lived assets – Controlling Interest (1)(4)	Impairment of long-lived assets – Noncontrolling Interest (3)	Restructuring activities (1)	Loss on extinguishment of debt (1)	Income tax effect of CARES Act	Adjusted
Operating profit (loss)	$(234.3)	$288.1	$81.3	$5.8	$—	$—	$140.9

Income (loss) from continuing operations before income taxes	$(344.7)	$288.1	$81.3	$5.8	$5.0	$—	$35.5

Provision (benefit) for income taxes	$(219.4)	$67.4	$—	$1.4	$1.2	$166.0	$16.6

Income (loss) from continuing operations	$(125.3)	$220.7	$81.3	$4.4	$3.8	$(166.0)	$18.9

Net income (loss) from continuing operations attributable to Trinity Industries, Inc.	$(45.0)	$220.7	$—	$4.4	$3.8	$(166.0)	$17.9

Diluted weighted average shares outstanding (5)	117.6						119.3

Diluted income (loss) from continuing operations per common share attributable to Trinity Industries, Inc.	$(0.38)						$0.15
(1) The effective tax rate for pension plan settlement, impairment of long-lived assets, restructuring activities, and the loss on extinguishment of debt is before consideration of the CARES Act.
(2) Excludes $7.1 million of loss on extinguishment of debt associated with the noncontrolling interest recorded in the second quarter of 2021.
(3) Represents the portion of the non-cash impairment of long-lived asset charge and the loss on extinguishment of debt attributable to the noncontrolling interest, for which Trinity does not provide income taxes.
(4) Excludes $81.3 million of non-cash impairment of long-lived asset charges associated with the noncontrolling interest recorded in the second quarter of 2020.
(5) GAAP diluted weighted average shares outstanding excludes 1.4 million and 1.7 million shares for the three and six months ended June 30, 2020, respectively, since the Company was in a net loss position for these periods. When adjusting for the items above, these shares become dilutive.

Free Cash Flow
Total Free Cash Flow After Investments and Dividends ("Free Cash Flow") is a non-GAAP financial measure. The change in presentation of sales of railcars from the lease fleet, which was effected on a prospective basis beginning in the fourth quarter of 2020, had no effect on our previously reported Free Cash Flow.
We believe Free Cash Flow is useful to both management and investors as it provides a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. Free Cash Flow is reconciled to net cash provided by operating activities from continuing operations, the most directly comparable GAAP financial measure, in the following tables.
For the six months ended June 30, 2021, Free Cash Flow is defined as net cash provided by operating activities from continuing operations as computed in accordance with GAAP, plus cash proceeds from lease portfolio sales, less capital expenditures for manufacturing, dividends paid, and Equity CapEx for new leased railcars. Equity CapEx for new leased railcars is defined as leasing capital expenditures, adjusted to exclude net proceeds from (repayments of) debt.

Six Months Ended June 30, 2021
(in millions)
Net cash provided by operating activities – continuing operations	$335.1
Proceeds from lease portfolio sales	88.8
Adjusted Net Cash Provided by Operating Activities	423.9
Capital expenditures – manufacturing and other	(17.4)
Dividends paid to common stockholders	(47.4)
Free Cash Flow (before Capital expenditures – leasing)	359.1
Equity CapEx for new leased railcars	(0.2)
Total Free Cash Flow After Investments and Dividends	$358.9

Capital expenditures – leasing	$251.7
Less:
Payments to retire debt	(1,925.2)
Proceeds from issuance of debt	2,176.7
Net proceeds from (repayments of) debt	251.5
Equity CapEx for new leased railcars	$0.2

For the six months ended June 30, 2020, Free Cash Flow is defined as net cash provided by operating activities from continuing operations as computed in accordance with GAAP, plus cash proceeds from sales of leased railcars owned more than one year at the time of sale, less capital expenditures for manufacturing, dividends paid, and Equity CapEx for new leased railcars. Equity CapEx for new leased railcars is defined as leasing capital expenditures, net of sold lease fleet railcars owned one year or less, adjusted to exclude net proceeds from (repayments of) debt.

Six Months Ended June 30, 2020
(in millions)
Net cash provided by operating activities – continuing operations	$327.8
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	132.2
Adjusted Net Cash Provided by Operating Activities	460.0
Capital expenditures – manufacturing and other	(41.5)
Dividends paid to common stockholders	(46.4)
Free Cash Flow (before Capital expenditures – leasing)	372.1
Equity CapEx for new leased railcars	(325.4)
Total Free Cash Flow After Investments and Dividends	$46.7

Capital expenditures – leasing, net of sold lease fleet railcars owned one year or less of $54.0	$259.5
Less:
Payments to retire debt	(618.3)
Proceeds from issuance of debt	552.4
Net proceeds from (repayments of) debt	(65.9)
Equity CapEx for new leased railcars	$325.4

EBITDA and Adjusted EBITDA
“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA plus non-cash impairment of long-lived assets, restructuring activities, loss on extinguishment of debt, and pension plan settlement. EBITDA and Adjusted EBITDA are non-GAAP financial measures; however, the amounts included in these calculations are derived from amounts included in our GAAP financial statements. EBITDA and Adjusted EBITDA are reconciled to net income (loss), the most directly comparable GAAP financial measure, in the following table. This information is provided to assist management and investors in making meaningful comparisons of our operating performance between periods. We believe EBITDA is a useful measure for analyzing the performance of our business. We also believe that EBITDA is commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly depending on many factors). EBITDA and Adjusted EBITDA should not be considered as alternatives to net income as indicators of our operating performance, or as alternatives to operating cash flows as measures of liquidity. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$4.8	$(287.8)	$6.1	$(125.5)
Less: Loss from discontinued operations, net of income taxes	—	—	(0.4)	(0.2)
Income (loss) from continuing operations	$4.8	$(287.8)	$6.5	$(125.3)
Interest expense	51.1	53.0	102.5	109.3
Provision (benefit) for income taxes	(0.9)	(71.8)	5.1	(219.4)
Depreciation and amortization expense	69.1	67.7	135.7	134.6
EBITDA	$124.1	$(238.9)	$249.8	$(100.8)
Impairment of long-lived assets	—	369.4	—	369.4
Restructuring activities, net	(0.7)	0.3	(1.0)	5.8
Loss on extinguishment of debt	11.7	—	11.7	5.0
Pension plan settlement	1.0	—	2.2	—
Adjusted EBITDA	$136.1	$130.8	$262.7	$279.4